Exhibit 5.1

BARATTA & GOLDSTEIN

ATTORNEYS AT LAW

597 FIFTH AVENUE

NEW YORK, N.Y. 10017

JOSEPH P. BARATTA HOWARD J. GOLDSTEIN LOUIS R. AIDALA JOAN PALERMO JOSEPH A. BARATTA*	(212) 750-9700	FACSIMILE: (212) 750-8297 BARAGOLD@COMPUSERVE.COM OF COUNSEL MARGARET M. STANTON LINDA MARYANOV SAMUEL M. GREENFIELD
*	Admitted in NY and NJ

February 11, 2003

Calypte Biomedical Corporation

1265 Harbor Bay Parkway

Alameda, CA 94502

Re: Registration Statement on Form S-2

Ladies and Gentlemen:

We have acted as counsel to Calypte Biomedical Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 30,300,000 shares of Common Stock (the “Shares”) under a Securities Purchase Agreement between Bristol Investment Fund, Ltd. (the “Investor”) and the Company dated as of February 11, 2002 (the “Purchase Agreement”), which provides for the insurance and sale by the Company of $850,000 principal amount of 12% Convertible Debentures (the “Debentures”), which may be converted into Shares and Warrants to purchase 13,700,000 shares (the “Warrant Shares”) of the Company’s Common Stock. Capitalized terms used without definition in this opinion have the meanings given to them in the Agreement (including the schedules thereto).

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

(a)	The Amended and Restated Certificate of Incorporation of the Company, as amended to date, certified by the Secretary of State of the State of Delaware as of March 19. 2002 and certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion.

(b)	The Bylaws of the Company, as amended to-date, certified to us by an officer of the Company as being complete and in full force and effect as of the date of this opinion.

(c)	A Certificate of Good Standing relating to the Company issued by the Secretary of State of the State of Delaware as of February 11, 2003.

(d)	A Certificate of an officer of the Company (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors and Stockholders of the Company relating to the issuance of the Shares, (ii) verifying that the Amended and Restated Certificate of Incorporation of the Company is complete and in full force and effect as of the date of this opinion, and (iii) certifying as to certain factual matters;

(e)	A Certificate of Mellon Investor Services, L.L.C., the transfer agent of the Company, as to the number of shares of common stock of the Company outstanding as of February 11, 2003;

(f)	The Registration Statement;

(g)	The Purchase Agreement;

(h)	The Form of the Debentures; and

(i)	The Warrant.

This opinion is limited to the Federal Law of the United States of America and the General Corporation Law of the State of Delaware which we have for purposes of this opinion assumed are the same as the laws of the State of New York. We disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body.

Our opinion expressed herein assumes that the full consideration stated in the Agreement, the form of the Debentures and the Warrant and set by the Board of Directors when authorizing the issuance of the Shares will be paid for the Shares.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered and sold; (ii) the Shares are issued in accordance with the terms of the Agreement and the Warrant and the resolutions authorizing their issuance; (iii) appropriate stock certificates evidencing the Shares are executed and delivered; and (iv) all applicable securities laws are complied with, it is our opinion that when issued, the Shares will be duly authorized and validly issued, and fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

BARATTA & GOLDSTEIN

By:	/s/ JOSEPH P. BARATTA
Joseph P. Baratta